EXHIBIT 99.1
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Message to all shareholders                                      April 25, 2007

Regarding the recent de-listing of TENG shares

Trans Energy has been removed from quotation on the OTCBB effective April 27. This action by the NASD comes as the result of the company filing its 10-K for 2006 after the 5:30 PM EST deadline on April 17. The company filed its 10-K approximately two hours late on that day.

Trans Energy completed its 2006 financial reports on about February 1, 2007, and forwarded them to two independent auditors. We received an independent reserve report on about February 15, and immediately sent that report to both auditors. Our work was completed about two months before deadline. The auditors did not complete their work until April 17, approximately two months later and minutes after the SEC deadline.

In early 2006, the company determined that it was necessary to replace the auditors it had been using because that firm would not or could not conduct the required review of company prepared financials in a timely fashion. This had resulted in the company missing the SEC deadline twice. Unfortunately, according to SEC requirements, when an auditor is replaced, the company must get review from both that former auditor and the new auditor for the subsequent year. As a result, the company was required to use the auditing firm that it had "dismissed," and get both firms to agree on all points regarding the financial reports.

It is a difficult task to compel an auditing firm to perform its work ahead of deadline. That difficulty is exacerbated when that auditing firm no longer considers you an ongoing customer. The difficulty is compounded yet again when every aspect of the financials must be agreed to by two auditing firms, each with their own methods and interpretations.

We sincerely apologize to our shareholders for this reporting infraction. We consider timely reporting and maintaining our ability to trade on the OTCBB to be critical matters that deserve our highest priority. However, I assure you that the entire management team did everything in our power to meet this deadline. Ultimately, it was not within our power to assure the deadline was met.

Our shares will continue to be quoted and traded on the "Pink Sheets". After 12 months, we will be eligible to reapply for our shares to be quoted on the OTCBB.

Jim Abcouwer
CEO and President